Exhibit 99.3
First Amendment to the Master Agreement

This is a First Amendment (the “First Amendment”) to that certain Master Agreement (the “Agreement”), dated the 12th day of April, 2012 (the "Effective Date"), and executed by and among R & S Dionisio Real Estate and Equipment, LLC, a Colorado limited liability company (“R&S”), Dionisio Produce & Farms, LLC, a Colorado limited liability company (“DPF”) and Russell L. Dionisio (“Dionisio”) on the one hand and hereinafter referred to collectively as “Seller” and Two Rivers Farms, LLC, a Colorado limited liability company (hereinafter “Buyer” or “TRF”), a wholly-owned entity of Two Rivers Water Company, a Colorado corporation (“TRWC”), on the other hand.

 Seller and Buyer are individually referred to hereinafter as a “Party” and collectively as the “Parties.”  Capitalized terms used herein if not separately defined in this First Amendment shall have the meanings set forth in the Agreement.  To the extent of any inconsistencies between the terms of this First Amendment and the Agreement, the terms of this First Amendment shall control.

Recitals

A.	On April 12th, 2012 the Parties entered into the Agreement with an anticipated Closing on or before July 31st, 2012;

B.	It is necessary for the Parties to separate the Transaction into two (2) phases;

C.
Subject to the terms and conditions set forth in the Agreement, Buyer’s purchase of the Land and the improvements, structures, irrigation systems, and wells located and/or affixed to the Land and the Water Rights shall occur on or before July 31st, 2012 (hereinafter “First Phase”);

D.
Subject to the terms and conditions set forth in the Agreement, Buyer’s purchase of Seller’s Farming Equipment, the Produce Contracts and DPF’s name shall be extended to October 31st, 2012 (hereinafter “Second Phase”);

E.
Buyer agrees to release Parcel # 1303000019, Parcel # 1303000012, Parcel #131000023, and Parcel #1310000031 (collectively “Released Parcels”) from the Junior Deed of Trust so that Buyer shall no longer hold a security interest in said Released Parcels;

F.	Seller is willing to close the Transaction in two stages pursuant to the terms and conditions of this First Amendment; and

G.
The Parties are entering into this First Amendment to specify the terms and conditions by which the Closing will be accomplished in two phases and to make certain other adjustments to the Agreement to accommodate the two-phase Closing.

Agreement

In consideration of the foregoing Recitals which are incorporated herein by this reference, the covenants contained herein and the earnest money discussed below in Section 7., the Parties agree as follows:

1.	The Due Diligence period set forth in Article I of the Agreement shall remain in effect with regard to Buyer’s purchase of the Land and Water Rights constituting the First Phase of the Transaction.

2.	Buyer’s rights to terminate the Agreement contained in the Agreement shall remain unchanged with the execution of this First Amendment.

3.	If the Agreement has not been terminated, the Parties shall endeavor to close on the First Phase on or before July 31st, 2012:

A.
The First Phase is Buyer’s purchase of the Land and the improvements, structures, irrigation systems, and wells located and/or affixed to the Land and the Water Rights for $1,500,000.00.  The remaining terms and conditions of Buyer’s purchase of the Land and the Water Rights as described in the Agreement shall remain unchanged.

B.
If Buyer proceeds with the First Phase, then Buyer’s lease of the Leased Premises shall also commence upon closing of the First Phase. The remaining terms and conditions of Buyer’s lease of the Leased Premises as described in the Agreement shall remain unchanged.

C.
If Buyer proceeds with the First Phase, then Buyer’s lease of the Warehouse as that term is defined in the Agreement shall commence upon closing of the First Phase. The remaining terms and conditions of Buyer’s lease of the Warehouse as described in the Agreement shall remain unchanged.

4.
After Closing on the First Phase, if any, Buyer shall be afforded another period of due diligence consisting of 120 days from said closing on the First Phase to determine whether or not Buyer shall proceed to close the Second Phase of the Transaction:

A.
The Second Phase is Buyer’s purchase of the Farming Equipment, Produce Contracts and DPF’s name for $1,500,000.00. The remaining terms and conditions of Buyer’s purchase of said property as described in the Agreement shall remain unchanged.

5.
Article VI. subsection C. of the Agreement shall be amended to state as follows: “Upon closing of the First Phase, if any, Buyer shall also reimburse Seller for the Expenses set forth on the Expense List herein upon verification of the authenticity of same and the Crops shall become the sole and absolute property of Buyer.”

6.
Buyer shall be under no obligation to close on the First Phase or the Second Phase if Buyer cannot obtain commercially reasonable financing.  As such, the financing contingency provision set forth in Article I. subsection K. of the Agreement shall apply to both Phase One and Phase Two of the Transaction.

7.
Upon mutual execution of this First Amendment, Buyer shall pay to Seller an amount of $30,000 in the form of earnest money in consideration of the extension granted herein relating to the Second Phase.  If Buyer proceeds with the Second Phase, Buyer shall receive a credit in the amount of $30,000 representing the earnest money which shall be applied toward the purchase price at closing of the Second Phase. If Buyer does not proceed with the Second Phase, the $30,000 shall be non-refundable to Buyer.

8.
Buyer shall release the Released Parcels from the Junior Deed of Trust.  Buyer acknowledges the Released Parcels should not have been contained on the Junior Deed of Trust. Buyer’s security represented by the Junior Deed of Trust for repayment of amounts advanced by Buyer pursuant to the Agreement shall be only those parcels representing the Land which may be purchased by Buyer.

9.
Future Assurances.  From and after the First Closing, the Parties agree to execute and deliver such other and further documents and agreements as may be requested by a Party to more fully implement and document the intent of the Parties as set forth in this First Amendment.

10.
Survival.  Except as modified by this First Amendment, all of the terms and conditions of the Agreement remain in full force and effect as currently stated therein and shall survive the closings of the First and Second Phases, if any.

SELLER:

R & S Dionisio Real Estate and Equipment, LLC, a Colorado limited liability company
By:  /s/ Russ Dionisio
Title:  Managing Member

Dionisio Produce & Farms, LLC a Colorado limited liability company
By:  /s/ Russ Dionisio
Title:  Managing Member

BUYER:

Two Rivers Farms, LLC, a Colorado limited liability company
By:  /s/ Wayne Harding
Its:  Manager

TRWC, INC., a Colorado corporation d/b/a
Two Rivers Water Company
By:  /s/ Wayne Harding
Its:  CFO